DERIVED INFORMATION [10/25/06]

[$1,117,225,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$1,128,725,100]

Total Certificates Offered & Non-Offered

(Approximate)

Home Equity Pass-Through Certificates, Series 2006-8

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

CREDIT SUISSE FIRST BOSTON	Deal Summary Report	HEAT06_8_CompMats_FHLMC
10/26/2006 15:45	WAC: 8.326 WAM: 352
Closing Date: 12/01/2006	Prepay by Group	Called
First Pay: 12/25/2006	OC: 1.85:1.85:3.70:0.50	Cum Loss %: 0.00

Tranche	Balance	Coupon	Principal	Aver.	Dur	Tx/	Spread	DM	Yield	Price	$@1bp	Accrued	NetNet	DV01	Arb	Cap	Mult	Bal %
Name			Window	Life		Index	Margin			%		Int(M)	(MM)		Stat
!Collat	1,150,000,000.00	7.8063	12/06-03/13	2.58														100
!SNR	921,150,000.00	4.3834	12/06-03/13	2.12														80.1
!SNR_1	385,000,000.00	5.505	12/06-03/13	2.11		LIBOR_1MO											1	33.48
1-A-1	385,000,000.00	5.505	12/06-03/13	2.11		LIBOR_1MO	0.145									999	1	33.48
1-A-2	0	5.64	NA	0		LIBOR_1MO	0.28									999	1	0
!2-A	536,150,000.00	5.4607	12/06-03/13	2.13		LIBOR_1MO										999	1	46.62
2-A-1	300,000,000.00	5.41	12/06-09/08	1		LIBOR_1MO	0.05									999	1	26.09
2-A-2	73,000,000.00	5.47	09/08-02/09	1.99		LIBOR_1MO	0.11									999	1	6.35
2-A-3	94,000,000.00	5.52	02/09-09/11	2.99		LIBOR_1MO	0.16									999	1	8.17
2-A-4	69,150,000.00	5.59	09/11-03/13	5.98		LIBOR_1MO	0.23									999	1	6.01
!M-A	98,900,000.00	5.6435	05/10-03/13	4.6		LIBOR_1MO	0.3									999	1	8.6
M-1	41,400,000.00	5.6	05/10-11/10	3.7		LIBOR_1MO	0.24									999	1	3.6
M-2	36,200,000.00	5.66	11/10-12/12	4.62		LIBOR_1MO	0.3									999	1	3.15
M-3	21,300,000.00	5.7	12/12-03/13	6.31		LIBOR_1MO	0.34									999	1	1.85
M-4	20,125,000.00	5.76	04/10-03/13	4.43		LIBOR_1MO	0.4									999	1	1.75
M-5	18,400,000.00	5.79	03/10-03/13	4.4		LIBOR_1MO	0.43									999	1	1.6
M-6	17,825,000.00	5.84	02/10-03/13	4.37		LIBOR_1MO	0.48									999	1	1.55
M-7	16,675,000.00	6.16	01/10-03/13	4.35		LIBOR_1MO	0.8									999	1	1.45
M-8	10,350,000.00	6.46	01/10-03/13	4.32		LIBOR_1MO	1.1									999	1	0.9
B-1	6,900,000.00	7.46	01/10-03/13	4.32		LIBOR_1MO	2.1									999	1	0.6
B-2	6,900,000.00	7.86	01/10-03/13	4.32		LIBOR_1MO	2.5									999	1	0.6
B-3	11,500,000.00	7.86	12/09-03/13	4.23		LIBOR_1MO	2.5									999	1	1
B-4	0	7.86	NA	0		LIBOR_1MO	2.5									999	1	0
B-5	0	7.86	NA	0		LIBOR_1MO	2.5									999	1	0
R	1,150,000,000.00	0	NA	2.58														100
RPP	1,150,000,000.00	0	NA	2.58														100

Tot: 26	1,128,725,000.00	5.5793		2.55

Collateral

Type	Bal(MM)	Coup	Prepay	Margin	WAM	Age	AcrInt(M)	Price	Cost(MM)
POOL	365.808	7.752	*ARMP 100	6.1136	430	3
POOL	101.021	7.501	*FXDp 100		393	4
POOL	13.821	11.123	*FXDp 100		387	4
POOL	499.277	7.612	*ARMP 100	6.0133	432	3
POOL	131.030	7.651	*FXDp 100		394	4
POOL	39.045	10.938	*FXDp 100		382	4
# 6	1,150.000	7.8063	6.0557	352.0	3.0	7481.038

Yield Curve								Indices
Mat	1YR	2YR	3YR	5YR	6YR	7YR	8YR	LIBOR_1MO	LIBOR_6MO
Yld	3.810	4.293	4.526	4.781	4.854	4.927	4.986	5.36	5.40